Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 28, 2011, relating to (1) the consolidated financial statements of Advanced Semiconductor Engineering, Inc. and its subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the completion of tender offerings for the common shares of Universal Scientific Industrial Co., Ltd. in February and August 2010, respectively; (ii) the Company’s adoption of Interpretation 96-052, “Accounting for Bonuses to Employees, Directors and Supervisors,” issued by the Accounting Research and Development Foundation of the Republic of China (ROC) and of newly revised ROC Statement of Financial Accounting Standards No.10, “Accounting for Inventories”; (iii) the reconciliation to accounting principles generally accepted in the United States of America; and (iv) the convenience translation of New Taiwan dollar amounts into U.S. dollar amounts; and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche
Deloitte & Touche
Taipei, Taiwan
The Republic of China

November 25, 2011